EXHIBIT 99.1

SeaSpine Announces Preliminary Results for Third Quarter 2017
Updates High End of Revenue Range Guidance for 2017

CARLSBAD, CA (October 25, 2017) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today preliminary financial results at and for the three-months ended September 30, 2017.

Third Quarter 2017 Preliminary Financial Highlights

•	Total revenue is expected to be $31.7 million, unchanged compared to the prior year

o	U.S. revenue is expected to be $28.2 million, a decrease of 0.8% year-over-year

▪	U.S. Orthobiologics revenue is expected to be $14.9 million, a 2.0% increase year-over-year

▪	U.S. Spinal Implants revenue is expected to be $13.3 million, a 3.9% decrease year-over-year

o	International revenue is expected to be $3.5 million, a 7.4% increase year-over-year

•	Improved liquidity position, with total cash balance expected to be $4.4 million higher than at June 30, 2017 and all outstanding debt and interest paid down during the third quarter

“Our preliminary financial results for the third quarter of 2017 reflect continued progress in driving revenue performance while simultaneously improving our operational results and liquidity profile. Despite $500,000 to $600,000 of estimated revenue impact from hurricane disruptions in the third quarter, we are confident in our ability to achieve our updated revenue guidance of $130 to $132 million of revenue in 2017,” said Keith Valentine, President and Chief Executive Officer. “We continue to launch differentiated products and strengthen our distribution network which, coupled with our improving balance sheet, provide confidence that we will successfully execute on the innovation and commercialization strategy critical to fulfilling our mission to deliver cost effective, clinical value to the surgeon, hospital and patient.”

As of September 30, 2017, cash and cash equivalents are expected to be approximately $16.7 million. SeaSpine realized $11.0 million in net proceeds in the third quarter of 2017 through the sale of approximately 1,023,000 shares of its common stock under its “at the market” equity offering program and used a portion of those proceeds to fully pay down all outstanding borrowings under its $30 million credit facility.

2017 Outlook
SeaSpine is updating its full-year 2017 revenue guidance to be in the range of $130 million to $132 million, compared to its previous guidance of $130 million to $133 million. This updated revenue guidance reflects growth of 1% to 2.5% over full-year 2016 revenue.

The financial estimates presented above are preliminary and remain subject to change based on management's final review of the SeaSpine’s third quarter financial results.

Conference Call
SeaSpine will report complete financial results for the third quarter of 2017 on November 2, 2017 at 1:30 p.m. PT / 4:30 p.m. ET. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com. The call will be archived until Wednesday, November 15, 2017. The audio archive can be accessed by calling (877) 418-4766 in the U.S. or (614) 385-1253 from outside the U.S. The passcode for the audio replay is 97240039.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s expectations for total revenue for the full-year 2017; the Company’s ability to reposition itself for long-term, sustainable growth; the growth potential of the Company’s recent and upcoming product launches and the momentum this may bring; the strength of the Company’s distribution network; and improvements in the Company’s liquidity profile and ability to continue to invest in and execute on its innovation and commercialization strategy. In addition, this release contains preliminary financial results for the third quarter of 2017. Preliminary results are provided prior to completion of all internal and external review procedures and therefore are subject to adjustment. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products, including the risk that the Company’s products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing; the ability of newly launched products to perform as designed and intended and to meet the clinical needs of surgeons and patients; the Company’s ability to attract new, high-quality distributors, whether as a result of inability to reach agreement on financial or other contractual terms or otherwise, disruption to the Company’s existing distribution network as new distributors are added, and the ability of new distributors to generate growth or offset disruption to existing distributors; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the risk of supply shortages, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials or otherwise; unexpected expense, including as a result of developing and supporting the launch of new products; the Company’s ability to continue to invest in product development and sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.
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Investor Relations Contact
Carrie Mendivil
(415) 937-5405
ir@seaspine.com